Exhibit 5.1

Tel 713.758.2222    Fax 713.758.2456

August 4, 2017

Crestwood Equity Partners LP

811 Main Street, Suite 3400

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Crestwood Equity Partners LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the proposed issuance and sale from time to time by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $250,000,000 (the “Units”), pursuant to that certain Equity Distribution Agreement, dated August 4, 2017 (the “Distribution Agreement”), relating to the offering and sale of the Units by and among the Partnership, Crestwood Equity GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the several managers named therein (the “Managers”).

In rendering the opinions set forth below, we have examined and relied upon (i) the registration statement on Form S-3 (File No. 333-217062) with respect to the Units being offered by the Partnership (the “Registration Statement”), which Registration Statement was declared effective by the Commission on April 12, 2017; (ii) the prospectus dated March 31, 2017 (the “Base Prospectus”) included in the Registration Statement; (iii) the prospectus supplement dated August 4, 2017 (the “Prospectus Supplement”); (iv) the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 11, 2014 (as amended, the “Partnership Agreement”); (v) the Distribution Agreement; (vi) resolutions of the Board of Directors of the General Partner dated March 26, 2017; and (vii) such other certificates, statutes and other instruments and documents as we consider appropriate for the purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we have considered appropriate.

In connection with this opinion, we have assumed that all Units will be issued and sold in compliance with and in the manner stated in the Base Prospectus, the Prospectus Supplement and the Distribution Agreement.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when the Units have been issued and delivered in accordance with the terms of the Distribution Agreement and upon payment of the consideration therefor provided for therein, the Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)), except as described in the Base Prospectus and the Prospectus Supplement.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

August 4, 2017 Page 2

The opinions expressed herein are qualified in the following respects:

A. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

B. This opinion is limited in all respects to the federal laws of the United States, the Delaware LP Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Base Prospectus and Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.